Exhibit 99.2

Greif, Inc.
Fiscal First Quarter 2025 Earnings Results Conference Call
February 27, 2025

COMPANY PARTICIPANTS
Ole G. Rosgaard – Greif, Inc., President, Chief Executive Officer & Director
Lawrence A. Hilsheimer – Greif, Inc., Chief Financial Officer & Executive Vice President
Bill D'Onofrio – Greif, Inc., Vice President, Investor Relations & Corporate Development

OTHER PARTICIPANTS
Aadit Lall Shrestha – Stifel, Nicolaus & Company, Incorporated, Research Division
Daniel Scott Harriman - Sidoti & Company, Research Division
Ghansham Punjabi - Robert W. Baird & Company, Incorporated, Research Division
Matthew Burke Roberts – Raymond James & Associates, Inc., Research Division
Niccolo Andreas Piccini – Truist Securities, Inc., Research Division
Richard Clayton Carlson – Wells Fargo Securities, LLC, Research Division

MANAGEMENT DISCUSSION SECTION
Operator
Good day, and thank you for standing by. Welcome to the Greif, Inc. First Quarter 2025 Earnings Conference Call.
Please be advised that today's conference is being recorded.
I would now like to hand the conference over to your speaker today, Bill D'Onofrio, Vice President of Investor Relations and Corporate Development. Please go ahead.

Bill D’Onofrio
Vice President of Investor Relations & Corporate Development
Thank you, and good day, everyone. Welcome to Greif's First Quarter 2025 Earnings Conference Call. During the call today, our Chief Executive Officer, Ole Rosgaard, will provide a recap of our recent Investor Day and an update on our announced optimization initiatives. He will then discuss an additional key strategic announcement before providing an overview of current markets within our new reporting segments. Afterward, our Chief Financial Officer, Larry Hilsheimer, will provide an overview of our first quarter financial results as well as 2025 guidance.

Please turn to Slide 2. In accordance with Regulation Fair Disclosure, please ask questions regarding topics you consider important because we are prohibited from discussing material nonpublic information with you on an individual basis.
During today's call, we will make forward-looking statements involving plans, expectations and beliefs related to future events. Actual results could differ materially from those discussed.

Additionally, we will be referencing certain non-GAAP financial measures and the reconciliation to the most directly comparable GAAP metrics that can be found in the appendix of today's presentation.

I'll now turn the presentation over to Ole on Slide 3.

Ole G. Rosgaard
President, CEO & Director
Thank you, Bill, and hello, everyone. I was pleased to meet so many of you at our Investor Day last December. As a reminder, at that event, we announced our new 2027 financial commitments of $1 billion EBITDA and $500 million free cash flow. Our bridge to $1 billion is very simple. First, over $100 million of known positive discrete items, which will impact EBITDA in 2025 and beyond. Notably, the run rate impact of index paper pricing as of December 2024. Second, volume recovery, which, as discussed at Investor Day, will be accelerated by our enhanced business model once the industrial economy begins to recover. And finally, we announced a $100 million cost optimization effort we are undertaking, which I will touch on in just a moment. We have a high conviction in these 3 levers, and we are confident in meeting or exceeding the commitments we laid out.

Please turn to Slide 4. At Investor Day, we demonstrated how we lead with our packaging solutions in essential industries and how we are well positioned to grow through capitalizing on our new business model, leveraging our deep competitive advantages and continuously improving our business through the Greif Business System 2.0 and our $100 million cost optimization program. We combined this earning growth with responsible capital allocation designed to maximize return on invested capital and drive profitability towards our long-term target of 18% plus EBITDA margin and 50% plus free cash flow conversion. While current industrial economics provide some uncertainty on near-term volume growth, we demonstrated in 2023, and again, in 2024 that we can produce solid financial results regardless of the negative macroeconomic cycle.

Today, I'd like to highlight the strength of our business in the context of a timely topic making headlines: tariffs. As you know, our supply channels are generally local to local. Additionally, thanks to our restructured business model, we have embedded flexibility and adaptability into our global supply chain allowing us to seamlessly navigate disruptions without any material impacts. At Greif, we view our key suppliers as critical partners and by fostering strong collaborative partnerships, we respond swiftly and effectively to volatility. Our supply chain team has conducted a thorough impact assessments across multiple tariff scenarios and developed a robust action plan to effectively mitigate any P&L exposure. Regardless of potential tariff changes, our global scale, operational agility and supplier relationships ensure we continue delivering legendary customer service while driving sustainable, profitable growth.

Please turn to Slide 5. At our Investor Day only two months ago, by the way, with the holiday season in between, Larry announced our commitment of at least $15 million to $25 million of run rate savings identified by the end of fiscal 2025. Today, I'm pleased to update you that we have already identified $5 million of savings on a run rate basis and reaffirm our expectation to achieve at least $15 million to $25 million on a run rate basis by the end of this year. These savings, which are primarily SG&A related will fully benefit full year 2026 results and will also provide an incremental impact to the remainder of this year, which Larry will touch on in guidance.

You may also have noticed we referenced $13 million achieved within our press release. That incremental $8 million is related to our recently announced mill closures. However, we did not want to include that in our full year 2026 run rate yet as we are still assessing the timing of closure costs, which may offset that benefit in the short term. Larry will touch on that in a moment. We favor a bias for action and so expect to continue making good progress while also planning for near-term accelerated growth. As we refine our road map to realize the full $100 million, we will continue to provide you with updates.

Let's now turn to Slide 6 to discuss another recent decision. The organizational realignment we executed in 2024, resulting in our new 7 SBUs provided us the opportunity to step back and visualize how each piece of our portfolio fits into the greater enterprise and how that translates into meeting our aspirational growth objectives. This work also expands beyond our SBUs and focuses on what is core to the long-term growth of Greif, including our capital deployment strategy. As such, while we have a long history with our landholding business, Soterra, it has also become clear to us that this is better suited under new ownership. As such, we are announcing today our intention to sell the entire timber portfolio of approximately 176,000 acres and used the proceeds to reduce debt.

We sincerely thank our Soterra colleagues for their years of dedicated service and for their world-class execution mindsets. We are fully committed to supporting the business and our colleagues during this transitionary period. We will provide updates when available on this process.

Let's now turn to Slide 7 to discuss current quarter trends. In our first quarter of 2025, we continue to see changing demand trends in every product and region. However, as with the past 24 months, the products we are investing in continue to outperform our legacy business. Polymers was up 2.7% driven by small containers and IBC demand in the Ag and food sectors, particularly in EMEA. Integrated solutions likewise saw volume growth with both of our key product groups, caps and closures and paints, linings and adhesives, experiencing low double-digit growth. A reminder that these volume figures are presented on a same-store basis. In other words, agnostic of recent acquisitions.

Fiber was the next strongest solution with volumes slightly up and operating rates in both paper grades in line with the industry. Metals continue to be impacted most by the soft industrial economy due to the high exposure to bulk chemicals, petrochemicals and lubricant markets. As you may have seen in some of our key customers' earnings reports earlier this February, those customers continue to suffer from this extended industrial contraction. It was encouraging to see January PMI bumps slightly above 50%. However, we still feel the underlying demand in those sectors is uncertain.

While we greatly appreciate our relationships with these important customers, it's important for us to balance out the cyclical nature of their needs by continuing our focus on growing in pharma, flavors and fragrances, food and agrochemical segments.
Although we are shifting towards discussing our business on a solutions basis as opposed to a regional basis, I know a regional view is helpful to our investors. And so I will offer some brief comments. EMEA continues to demonstrate the highest level of resilience, followed by APAC. LatAm has started to trend slightly downwards, which is something we are monitoring, but the clear outlier remains North America, where demand sentiment continues to be the most bearish.

With that, I will turn things over to Larry to discuss our first quarter results on Slide 8.

Lawrence Allen Hilsheimer
Executive VP & CFO
Thank you, Ole. Following up on Ole's comments on taking strategic actions towards our long-term goals, I'd first like to briefly touch on another strategic announcement. In late January, we announced the planned closure of our A1 Paperboard machine in Austell, Georgia as well as our containerboard and URB Flex machine in Fitchburg, Massachusetts.

At Investor Day, our Chief Operations Officer, Kim Kellermann, talked about our quadrant analysis to assess plants as either invest to grow, protect the core, transform or fix and divest or close. Despite the continued excellent work by our colleagues, at the end of the day, these 2 facilities fell into the lower quadrant and did not achieve the level of earnings necessary to support continued operations.

The 2 closures will reduce our containerboard mill capacity by 100,000 tons and our URB capacity by 90,000 tons. In the short term, this action will be an EBITDA headwind of $3 million in fiscal '25 versus our prior guidance due to onetime closure costs and the timing of shifting tons to other facilities. We expect this closure to be EBITDA positive of $8 million by 2027 due to the increased efficiency of those tons being redeployed into our remaining mill network. As we are still working through the closure and not certain of the exact timing of the benefits, we have not yet included it in the run rate cost optimization achievement that Ole touched on earlier.

While building for the future, we have also remained resilient in our day-to-day execution. Adjusted EBITDA for the quarter was $145 million, an improvement of $7 million over the prior year quarter and in line with our expectations for Q1. Adjusted EPS for the quarter was $0.39, which was lower than prior year due primarily to the non-recurrence of a onetime tax benefit of $48 million as well as $14 million of higher interest expense this year due to higher debt from recent acquisitions. Working capital management was solid in the quarter. However, our adjusted free cash flow was a net use of $62 million, slightly higher of a use than prior year due primarily to the higher interest expense.

Please turn to Slide 9, where I'll provide some additional context to our performance at a segment level. Gross profit margins in 3 of our 4 segments increased year-over-year due to effective cost management and GBS 2.0 gains despite the stagnant demand environment that Ole touched on earlier. Integrated Solutions gross profit margins were down year-over-year primarily due to product mix. Note also that Q1 results for our now divested Delta filling business are presented in integrated solutions prior year results and was an EBITDA contributor of $2.8 million.

While the overall gross profit improvement did drive $7 million of positive EBITDA year-over-year, EBITDA margins were also impacted by higher year-over-year SG&A cost. As we discussed throughout 2024, we anticipated short-term SG&A cost inflation as we reallocate and invest resources to areas of maximum long-term value creation. Right now, we are at the peak of that curve. We have completed our business reorganization in 2024, our new structure and SBUs are in place and now is when we will start aggressively pursuing streamlining of those processes. This short-term divergence between gross profit and EBITDA margin percentage is mostly due to higher SG&A costs, which is one of the key opportunities listed in our $100 million cost optimization initiative, which Ole discussed earlier.

Please turn to Slide 10 to discuss 2025 guidance. As a reminder, this fiscal year is only 11 months and will conclude on September 30, following a 2-month fourth quarter. In Q4, we presented a low-end only view of guidance, which incorporates only known upside year-over-year, but all downsides of which we have visibility.

Given the lack of any compelling demand inflections, we concluded that low-end guidance continues to be appropriate. However, we also feel it is warranted to raise the low end for specific known upsides. First, an additional $27 million of positive price cost, which reflects the $40 per ton containerboard price increase announced by RISI last Friday as well as our lower full year OCC assumption of $85 per ton. It additionally factors in better price cost in our polymers and metals business, which is trending better than our original low-end guidance assumed.

As I mentioned during our Q4 call, we anticipated a short-term headwind in Q1 related to the flow-through of high-priced steel in our balance sheet. Our supply chain team did a good job of neutralizing that impact. Additionally, our metals team has had great success with value over volume discipline in the quarter. Those two factors drove the metal's price cost tailwind in the quarter. Second, $8 million of lower transport and manufacturing costs, which are actualizing lower than assumed in our original low-end guidance due to continued solid day-to-day management by our GBS group.

Lastly, we are including $3 million, which reflects the portion of run rate impact of the cost initiatives savings Ole touched on earlier, which will be beneficial to fiscal '25. However, that is offset by the $3 million headwind from the recent mill closures I discussed earlier. This net change results in a new low-end EBITDA guidance of $710 million for fiscal '25. Our low-end free cash flow guidance is also raised by $20 million to $245 million for the full year.

Partially offsetting our EBITDA increase of $35 million is an assumption of $20 million higher working capital costs, which reflects the working capital impact of improving paper price costs that additionally being low-end guidance, we have contemplated some downside for further cost inflation without the benefit of offsetting mitigating actions.

Separately, we assume a small $6 million incremental tailwind in other operating costs, which balances to the $20 million free cash flow guidance increase. This is a low-end view. And so our expectation is not that the business will end the year at this performance, but it's the only data point which we have conviction in sharing at this point. In subsequent quarters, we will reassess returning to a range guidance for our usual approach.

With that, let me turn it over to Ole to close on Slide 11.

Ole G. Rosgaard
President, CEO & Director
Thanks, Larry. As demonstrated at our recent Investor Day, we continue optimizing and fine-tuning our business. We are transitioning from good to great. We are a market leader in our chosen markets. We have strong track records and we’re very disciplined in the way we execute our strategy. In other words, we are well positioned for growth. We are helping ourselves to grow in a very depressed market. And when that market just returns even the slightest, we are in an ideal situation to take off. Thank you for taking the time to listen in today. Operator, please open the lines for questions.

QUESTION AND ANSWER SECTION
Operator
Our first question will be coming from Ghansham Panjabi of Baird.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
I just want to go back to the first quarter results specific to fiber. And just your view as it relates to whether that came in on an operating profit basis or EBITDA or whichever way you want to look at it, in line with your plan because it was quite a bit below our expectation in context of your price increases, etc.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Thanks for the question. Let me go to that. It came in line with our expectations, actually a little bit slightly better. Here's the issue that's confusing the matter. We have a protocol for allocating SG&A across the businesses. And we ask all of your patience as we've transitioned to this new business model because it's having impact. And the way that we allocate our SG&A is based on value add, which is just our price versus less raw material.

But I would tell you that gross profit is a really good proxy. So what happens is as margins are expanding in the fiber business, it gets allocated a bigger portion of our SG&A. And somebody might say, "Well, why do you do that?" Well, if you talk to virtually any CFO or a controller and you talk about getting into allocations among your internal businesses, it is a rabbit hole you'd go down forever. I mean people will argue about how you allocate. So we have a basic protocol for how we've done it.

And it's in our former operating model, you really didn't see it because it goes across geographies and you had all of the different segments going into those geographies. So again, I ask you to be patient, but yes, fiber was good for us. it's picked up a higher allocation of SG&A and then SG&A was higher than what most of you build in your models. We thought we had done a good job of articulating the fact that we were going to have SG&A costs for example, for Ipackchem in this first quarter since we didn't have it last year. We thought we'd explained we'd make some investments that we're going to turn around. Obviously, we didn't explain it enough. And so that one falls on us. We weren't doing as well as we hope relative to all of you as our customers/investors.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
And then Ole, your comments on the global businesses, EMEA being the most resilient and North America, maybe at the other extreme in terms of being the weakest, is it a difference in terms of end market exposure that would explain the two because that certainly counterintuitive relative to the macroeconomic strength between the two regions. And then related to that, what is your expectation in terms of volume assumptions as it relates to your guidance?

Ole G. Rosgaard
President, CEO & Director
Well, thanks, Ghansham. Well, first of all, as we laid out even in 2022 and then at our recent Investor Day, which end segments and end markets we are targeting for growth. And all of those are GDP plus growth markets. One of those is the agrochemical markets. And that's really where you have seen significant growth here recently coming out of both EMEA, but also North America for starters. And we continue to focusing on those markets. And just to remind you, it's food and beverage, it's pharma, medical and its flavor and fragrance in addition to agrochemicals.

As to your second question, just remind me again, Ghansham?

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
Yes, the embedded volume assumptions as you kind of think about the portfolio for fiscal year '25.

Ole G. Rosgaard
President, CEO & Director
Yes. So we have seen, obviously, in some of these end markets I just mentioned, especially in the polymer end markets, we have seen some sequential improvements, but I would say I would caution being too optimistic. Generally, we don't see any difference from the previous quarter sequentially. So I haven't seen any inflection point yet.

Ghansham Panjabi
Robert W. Baird & Co. Incorporated, Research Division
We'll keep looking for green shoots.

Ole G. Rosgaard
President, CEO & Director
Yes, you could call this green shoots, but it's too early to say anything on that. So I'm cautiously optimistic about the future.

Operator
Our next question will be coming from Matt Roberts of Raymond James.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division

Maybe Larry, to that point on the SG&A that some of us might have missed in there. Could you just help us frame the margin expectation going into 2Q and maybe how that progresses through the year? And any lingering impacts we should expect in the next quarter? I just don't want to be caught on guard on my own internal model there.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. It's a good question, Matt. Thanks. So if you look, just to give some perspective and a little more color back on some of this element. When we look at SG&A sort of year-over-year in Ipackchem is like $11 million, which $5 million was amortization related to purchase price allocations on appreciable items, goodwill, that kind of stuff, intangibles.

You've got another element that's a little bit less clear, but when we went to this new structure, re-looking at all of our enabling functions and where costs resided, we ended up moving some people out of our manufacturing channels into enabling functions like in Kim Kellermann's group or into supply chain. That ended up with us just doing a shift of $3 million of cost of goods sold into SG&A levels on a full year basis, it's like $10 million. So I'm just talking about a quarter right now.

And so you've got those two items. As we go through the year, obviously, once we get to when we bought Ipackchem, you're going to not have that year-over-year increment. And just generally, our EBITDA margins are going to steadily improve through the year, which is typical for us. You get volume lift, which leverages our fixed cost leverage and those kind of things. So steady increase to margins through the remainder of the year and then that year-over-year comparison matching on Ipackchem.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
And then secondly, maybe if I could ask on the timberland sale. Can you give any additional color? I know it's early in the process, but any additional color on this asset and how may compare to the timberland that was sold in 2021? I believe Soterra was million in EBITDA last year versus I think less than $2 million of what you sold in 2021. So what are any differences that we should consider when thinking about proceeds there in terms of either age or productivity of the timber there or any other business considerations of this asset that make a difference?

Ole G. Rosgaard
President, CEO & Director
So Ole here, I mean, we can't comment on timing or value at this time. And 2021 is a long time ago. And when you look at the different tracks of Timberland and so on, it's very different. You can't really compare them. We are highly confident in both interest and value and efforts. We, on an ongoing basis, receive unsolicited offers for our Timberland. And we know we can get a very good price for it, but we can't comment on that either at this moment in time.

Matthew Burke Roberts
Raymond James & Associates, Inc., Research Division
That's certainly fair, Ole. But maybe if I could -- kind of a different angle on that. I believe we talked recently about that increasing polymer mix and even getting to 30% organically. So maybe once land is gone and some of the fiber closures, can you talk about what the polymer mix will be? Or what the remaining gap to get to that level will be? Is it largely due to higher growth end markets from polymers or just where you see that shaping out?

Ole G. Rosgaard
President, CEO & Director
Well, yes. But as we explained that both Investor Day and '22 and last year, we are shaping our portfolio and we have identified the end segment markets like I mentioned before, ag, chem, food and pharma and so on as GDP plus growth end segments. Those end segments are serviced with basically polymer solutions. And that's why we talk so much about Polymer Solutions.

The sale of our land is not linked to that, the sale of our land -- because the proceeds will be used to pay down debt, basically. That's it, and they will take our leverage down and give us more firepower for the future. But we will continue to focus on those segments I mentioned and anchor our customized Polymer business.

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes. Matt, I'll supplement what Ole said earlier, just a little bit is while the prior sale was so long ago, it's not indicative and all pieces of land are different. It's like 5 pieces of city, downtown properties different than out in the suburbs, but everything is different.

That said, a lot of things have been happening in land management. And our team is really good at what they do. So things like carbon sequestration, solar farms, all of those things have actually been increasing the value of timberland. Does that mean every one of our acres is going to be worth more than the last time? We don't know. But like Ole said, we've gotten a lot of just inbound calls with broad offers.

Most of the time, they are at higher values than what we saw before, but that doesn't guarantee anything. The other part of that is that we will have a tax haircut. We've said before, we always have low tax basis. And just as a perspective of time, the last time it took us about 8 months to do the transaction. Whether it's 8 months, 10 months, 6 months we don't know. But what we're going to do is maximize value. And that's the primary focus of this.

Operator
And our next question will be coming from Aadit Shrestha of Stifel.

Aadit Lall Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division
Just going back to the guide, maybe could you help us also bridge sort of the $27 million price cost spread? How much of that is actually going fiber versus polymer and metals? And just so that I understand it clearly, the $15 million to $25 million run rate saving that's actually not built into the guidance. So that creates some sort of upside. I think you've captured $3 million of that. Is that correct?

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, that's correct. So just to bridge, you're going from the $675 million guide, the price/cost element of it is about $27 million. We have roughly 800 million tons of containerboard, $40. That would be $32 million a year, half a year is $16 million, pick up another $3 million on our OCC cost assumption going down for the full year averaged $87 million to $82 million gets you $3 million. So that's $19 million of that $27 million. The other is split across the remaining substrates, a little bit actually price increase in integrated products and benefit in both polymers and steel at relatively small levels.

Aadit Lall Shrestha
Stifel, Nicolaus & Company, Incorporated, Research Division
And in terms of volume, so that we get it right, how should we think about the cadence for going to 2Q and into sort of the second half and for the full year, how should we think about volume year-over-year based on..

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, I think the way to look at it, I mean, first of all, you got to build in Ipackchem because we acquired it last April. So that impacts things for the next 1.5 months, February, March and part of April. You then have, I would say, we don't have a clear picture of what we think is going to happen on volumes. If we did, we'd have a range. I mean that's the whole constraint here. We don't know when the inflection is going to come.

But I would say the best guide to use is just look at the same path that we've had for the past 2 years. I mean, that's what we've got built in our guidance, and that's what I'd say you should utilize in your -- so slight pickup in Q2, Q3, a slight fall off in Q4. Generally, that's the high-level stuff.

Operator
Our next question will be coming from Michael Roxland of Truist.

Niccolo Andreas Piccini
Truist Securities, Inc., Research Division
This is Nico Piccini on for Mike. First off, can you maybe elaborate on some of the demand trends in boxboard, specifically as your closure announcement for Austell, I think it include some commentary that specific subsegments of demand were declining. And then maybe an early read on trends you're seeing right now in boxboard and container board.

Ole G. Rosgaard
President, CEO & Director
Nico, it's Ole here. So total boxboard, especially flat year-on-year. And when you look at the URB business, then the edge protection is softest but the tube and cores themselves like the spiral bound products, they're actually up year-on-year. Until we see a paper market inflection, we don't really see a big driver of demand. And the biggest product we have is actually core for paper. So we're selling that to paper mills. So when we see a demand inflection there, then that business will take off as well.

Niccolo Andreas Piccini
Truist Securities, Inc., Research Division
And then I guess covering all your strategic actions. And in the framework of that Quadrant analysis you laid at the Investor Day. I mean, are there -- if you can answer more mills that fall into that kind of correction or invest to grow, divest to close buckets, or how much...

Lawrence Allen Hilsheimer
Executive VP & CFO
Yes, Nico, we couldn't comment on that right now. We're looking at all of our footprint. Obviously, that impacts human beings and jobs. So I'm not going to talk about what's on a list at this point in time. But everything we have is under review as part of this cost optimization.

Operator
Next question will be coming from Richard Carlson of Wells Fargo.

Richard Clayton Carlson
Wells Fargo Securities, LLC, Research Division
I just wanted to revisit the Timberland sale. And I wonder if that is an indication that you have a full pipeline and some capital that you can redeploy there. And then secondly, I also wanted to ask about the competitive landscape, specifically to polymers and metals. Just wondering if you're seeing any signs of stress in some of your smaller competitors.

Lawrence Allen Hilsheimer
Executive VP & CFO

I'll address the first part. Ole said it before. We're selling the Timberland because we looked at our portfolio. We had these incoming calls. We think it's the decision that it's a better asset for somebody else than us and we're going to use the proceeds to pay down debt. As Ole has also said before, our M&A pipeline always is robust. But that doesn't mean you're going to spend it tomorrow either. It means we're analyzing a lot of things and looking at a lot of things. Our first priority right now is always paying down debt.

Ole G. Rosgaard
President, CEO & Director
And with that, Richard, a lot -- we continue to work on our pipeline. And as Larry said, it's solid. I spent a lot of time with targets on all that. And we're not going to let up on that, but we don't always decide the timing of these things. And with regard to competition, basically, we focus on value over volume, and that served us well in times like this when you have more macroeconomic parameters in the market.

And that competition tends to be more hungry for volume, and if we can't get a fair price for what we do and the service we provide, we walk away. Those customers tend to come back to us because our service and our product quality is very, very high compared to a local player who want some volume. So we don't see that as an issue. And we do probably ask, have we lost market share? And my answer to that is a big no, we haven't. So in other words, we're confident in our ability to maintain our market position due to our differentiated value proposition.

Operator
Our next question will be coming from Daniel Harriman of Sidoti & Company.

Daniel Scott Harriman
Sidoti & Company, LLC
Kind of following up from an earlier question with kind of shift in focus now towards end markets, over geographies and all the announcements from the Investor Day. I was hoping maybe you could talk a little bit about the end markets in which you're most excited about and have the greatest level of confidence as we go out through 2025. And then on the flip side, where you have the most concerns? And then with your ability to continue to execute and operate in a difficult environment, and the increase in the low end of the guide. I'd just be curious to hear your thoughts about where you are, how you feel about your current net leverage ratio?

Ole G. Rosgaard
President, CEO & Director
I'll take the first question and then hand you over to Larry. So just to talk about the end markets. The one we are most excited about is agrochemical. That's the one we went into agrochemical in a big way when we acquired Reliance, Lee and Ipackchem and basically became the global leader in that market, providing very special solutions to the customers.

Another one that we have grown in is food and beverage, where we have some very large global customers as well, we provide solutions to. The end market that excites us as well where -- but which takes a fair amount of time to get into is the pharma space. We do have some solutions that we provide to some pharma customers, but the runway there is very, very long, and it takes time, but obviously, that end market excites us as well.

Lawrence Allen Hilsheimer
Executive VP & CFO
And Daniel, relative to our leverage ratio, first of all, I mean, obviously, we were thrilled that our Board was whole-heartedly supportive of us moving forward on selling our land business, although it's hard to part ways with our colleagues who are so wonderful and great down there. But it's the right thing for us.

Obviously, those net proceeds are going to help us lower our debt ratio quite significantly. That said, even if we weren't, I have not been at a discomfort level at all because we're operating well in a very difficult environment and as we've said before, if we recovered to just normal volume levels out of this industrial recession whenever this happens, I mean we're looking at $150 million of EBITDA lift from just that. And that doesn't even take into impact our cost optimization efforts.

And even that $1 billion bridge we showed at Investor Day, didn't include the most recent price increase. So we've got lots of factors here that are driving EBITDA up. So that debt leverage ratio is going to come down very rapidly as the industrial economy improves.

Operator
Thank you. And I'm showing no further questions at this time. I would now like to turn the call back to Ole Rosgaard for closing remarks.

Ole G. Rosgaard
President, CEO & Director
Thank you. And I would like to thank our analysts and our investors for your time today and for your continued interest and investment in Greif. We remain committed to delivering exceptional results and are focused on accelerating our performance towards our 2027 commitments of $1 billion EBITDA and $500 million in free cash flow. We're confident that our relentless pursuit of operational excellence and our customer-centric growth will create continuing value for all our stakeholders. Thank you.

Operator
And this concludes today's conference call. Thank you for participating. You may all disconnect.